Normandy Mining Limited

Exhibit 20.5

Statements of Financial Performance (unaudited)

for the half year ended 31 December

		Consolidated
	Notes	2001 A$M	2000 A$M
Sales revenue		839.5	756.0
Cost of production		(648.1)	(581.9)

Gross Profit		191.4	174.1

Other revenue from ordinary activities		9.5	10.0
Proceeds on sale of assets		41.1	113.2
Book value of assets sold		(35.4)	(100.8)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method		3.8	(1.1)
Exploration and evaluation expenses		(17.8)	(30.6)
Administration expenses		(33.5)	(29.4)
Borrowing costs		(44.9)	(52.5)
Significant items	3	1.3	—
Other expenses from ordinary activities		(9.3)	(11.7)

Profit from ordinary activities		106.2	71.2

Income tax expense relating to ordinary activities		(22.3)	(11.0)

Profit from ordinary activities after related income tax expense		83.9	60.2
Net profit/(loss) attributable to outside equity interests		(0.4)	2.4

Net profit attributable to members of the parent entity		83.5	62.6
Total revenue, expense and valuation adjustments attributable to members of the parent entity recognised directly in equity		(93.2)	38.7
Total changes in equity other than those resulting from transactions with owners as owners		(9.7)	101.3

Earnings per share
—Basic (cents per share)		3.7	3.6

	Millions of Shares
	2001	2000
Weighted average number of ordinary shares outstanding during the period used in the calculation of Basic Earnings Per Share	2,232	1,759

The above Statements of Financial Performance should be read in conjunction with the accompanying notes

Normandy Mining Limited

Statements of Financial Position (unaudited)

as at 31 December

	Consolidated
	2001 A$M	2000 A$M
Current assets
Cash assets	358.1	257.2
Receivables	153.6	159.0
Inventories	166.5	167.7
Other financial assets	14.6	76.5
Pre-paid mining costs	123.7	55.7
Other	35.5	33.5

Total current assets	852.0	749.6

Non-current assets
Receivables	4.8	34.0
Tax assets	103.8	88.9
Investments accounted for using the equity method	348.8	293.9
Other financial assets	172.9	216.1
Development properties	151.2	546.8
Exploration and evaluation expenditure	180.4	179.9
Property, plant and equipment	1,710.5	1,475.3
Intangible assets	42.3	46.1
Pre-paid mining costs	24.7	74.8
Other	78.7	116.7

Total non-current assets	2,818.1	3,072.5

Total assets	3,670.1	3,822.1

Current liabilities
Payables	249.6	206.5
Interest bearing liabilities	127.1	110.0
Provisions	185.0	232.1
Tax liabilities	19.1	13.5

Total current liabilities	580.8	562.1

Non-current liabilities
Interest bearing liabilities	1,204.9	1,526.2
Provisions	223.0	335.0
Tax liabilities	261.2	191.9
Other	121.6	82.3

Total non-current liabilities	1,810.7	2,135.4

Total liabilities	2,391.5	2,697.5

Net assets	1,278.6	1,124.6

Equity
Contributed equity	1,602.6	1,164.1
Reserves	72.5	83.7
Accumulated losses	(445.7)	(229.0)

Equity attributable to members of Normandy Mining Limited	1,229.4	1,018.8
Outside equity interests in controlled entities	49.2	105.8

Total equity	1,278.6	1,124.6

The above Statements of Financial Position should be read in conjunction with the accompanying notes

Normandy Mining Limited

Statements of Cash Flows (unaudited)

for the half year ended 31 December

	Consolidated
	2001 A$M	2000 A$M
Cash flows from operating activities
Receipts from customers	839.9	706.9
Payments to suppliers and employees	(630.3)	(556.9)
Interest received	10.3	14.4
Dividends received from associates	11.4	10.3
Other receipts	—	6.5
Income tax paid	(27.0)	(28.0)
Interest and other costs of finance paid	(48.2)	(59.5)

Net cash inflow from operating activities	156.1	93.7

Cash flows from investing activities
Payments for property plant & equipment	(104.6)	(51.9)
Payments for development projects	(22.9)	(28.0)
Payments for exploration and evaluation	(24.8)	(38.1)
Payments for investments	(14.9)	(9.8)
Proceeds from sale of non-current assets	1.3	0.9
Proceeds from sale of investments	0.7	55.9
Repayments of loans by other entities	4.5	66.0
Loans to other entities	(1.0)	(1.9)
Businesses acquired	0.2	0.5
Businesses disposed	(28.6)	9.2

Net cash inflow/(outflow) from investing activities	(190.1)	2.8

Cash flows from financing activities
Repayments of borrowings	(27.7)	(238.3)
Proceeds from borrowings	82.8	209.2
Dividends paid	(7.2)	(59.8)

Net cash inflow/(outflow) from financing activities	47.9	(88.9)

Net increase in cash	13.9	7.6
Cash at the beginning of financial year	344.8	245.4
Effect of changes in the exchange rate on cash held in foreign currencies at the beginning of the financial year	(0.6)	4.2

Cash at end of financial year	358.1	257.2

The above Statements of Cash Flows should be read in conjunction with the accompanying notes

Normandy Mining Limited

Statements of Shareholder’s Equity (unaudited)

as at 31 December

	Consolidated
		Number of Shares	Ordinary Share Capital	Non- distributable Reserves	Foreign Currency Translation	Accumulated Losses	Outside Equity Interests	Total
	Notes		A$M	A$M	A$M	A$M	A$M	A$M
Balance at 30 June 2001		2,231,293,599	1,593.9	0.0	71.4	(434.8)	167.5	1,398.0
Net profit attributable to members of the parent entity		—	—	—	—	83.5	—	83.5
Dividends provided for or paid		—	—	—	—	(0.1)	—	(0.1)
Reduction in entitlement to equity upon an issue of equity by a controlled entity	6	—	—	(94.3)	—	—	—	(94.3)
Transfer from reserves		—	—	94.3	—	(94.3)	—	—
Exercise of unlisted options		6,567,748	8.7	—	—	—	—	8.7
Increase in foreign currency translation reserve adjustment		—	—	—	1.1	—	—	1.1
Change in outside equity interests, capital, reserves and retained earnings		—	—	—	—	—	(118.3)	(118.3)

Balance at 31 December 2001		2,237,861,347	1,602.6	0.0	72.5	(445.7)	49.2	1,278.6

The above Statements of Shareholder’s Equity should be read in conjunction with the accompanying notes

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

1.    BASIS OF FINANCIAL REPORT PREPARATION

These interim consolidated financial statements of Normandy Mining Limited and its subsidiaries (collectively, the “consolidated entity”) are unaudited and have been prepared in accordance with the Australian Stock Exchange Listing Rules and AASB 1029; Interim Financial Reporting. Such rules allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading. In the opinion of management, the accompanying unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair statement of the consolidated entity’s results of operations and its cash flows for the half years ended 31 December 2001 and 2000. The operating results for the interim periods are not necessarily indicative of the results to be expected for the entire year, or any future period. These interim consolidated financial statements should be read in conjunction with the 30 June 2001 audited financial statements of the consolidated entity.

2.    REVISIONS IN ESTIMATES ARE DISCLOSED AS FOLLOWS

Changes in mineral inventories used as a basis for determining depreciation and amortisation resulted in a reduction in amortisation of $18.2 million during the half year ended 31 December 2001.

3.    SIGNIFICANT ITEMS

	Consolidated
	2001 $M	2000 $M
Gain on charge of interest of a formerly controlled entity (Note 6)	54.5	—
Takeover costs*	(25.7)	—
Writedown in receivables	(18.0)	—
Writedown in non-current assets	(9.5)	—

	1.3	—

*	Includes provisions for redundancy and costs in defending the takeover

4.    SEGMENT INFORMATION

Primary Reporting—Business Segments

	Sales Revenue		Segment Profit		Total Assets		Total Liabilities
6 months ended 31 December	2001	2000	2001	2000	2001	2000	2001	2000
Gold	695.8	580.2	203.3	175.9	3,101.0	2,626.7	2,391.5	2,697.5
Base metals	87.9	105.8	(7.1)	7.5	179.6	333.8	0.0	0.0
Industrial minerals	0.0	32.6	0.6	(0.6)	97.8	381.1	0.0	0.0
Exploration	0.0	0.0	(22.3)	(27.9)	180.4	179.9	0.0	0.0

	783.7	718.6	174.5	154.9	3,558.8	3,521.5	2,391.5	2,697.5
Unallocated	55.8	37.4	(68.3)	(83.7)	111.3	300.6	0.0	0.0

Consolidated total	839.5	756.0	106.2	71.2	3,670.1	3,822.1	2,391.5	2,697.5

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

4.    SEGMENT INFORMATION (CONT.)

Additional information:

		$M
(1) Depreciation and amortisation included in Dec 2001 Segment Profit:	Gold	121.7
	Base metals	9.2
	Unallocated	11.6

	Total	142.5

(2) Other non-cash costs included in Dec 2001 Segment Profit:	Gold	7.3
	Base metals	4.9
	Unallocated	0.2

	Total	12.4

		Profit	Investment
(3) Information regarding associates:	Gold	3.1	288.9
	Industrial Minerals	7.8	59.9

	Total	10.9	348.8

Geographical Segments

	Sales Revenue		Segment Profit		Total Assets		Total Liabilities
6 months ended 31 December	2001	2000	2001	2000	2001	2000	2001	2000
Australia & New Zealand	740.2	725.5	95.4	90.9	2,772.9	3,046.4	2,212.5	2,532.5
Turkey & Greece	25.3	12.4	8.1	(10.4)	143.8	122.4	83.4	71.7
Africa	21.1	5.6	(1.6)	(8.4)	88.9	270.4	79.2	93.3
North America	52.9	12.5	3.0	(0.2)	503.6	168.3	16.4	0.0
South America	0.0	0.0	1.3	(0.7)	160.9	214.6	0.0	0.0

Consolidated total	839.5	756.0	106.2	71.2	3,670.1	3,822.1	2,391.5	2,697.5

5.	CONTROL GAINED OVER ENTITIES HAVING MATERIAL EFFECT

Otter Gold Mines Limited (Otter) and controlled entities were acquired effective 31 December 2001. Therefore the consolidated operating profit from the acquired entities from the date of acquisition to 31 December 2001 was nil. Loss from ordinary activities and extraordinary items after tax of Otter for the whole of the previous half year ended 31 December 2000 was $8.9 million.

6.	LOSS OF CONTROL OF ENTITIES HAVING MATERIAL EFFECT

On 23 November 2001, Australian Magnesium Corporation Limited (AMC) successfully completed an equity raising to fund the development of the Stanwell Magnesium Project. New partly paid stapled securities were issued and allotted on that date. In addition, to the fund raising Normandy converted its loan to AMC of $25 million and accrued interest of $2.6 million into ordinary shares in AMC.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

6.	LOSS OF CONTROL OF ENTITIES HAVING MATERIAL EFFECT (CONT.)

The effect of these transactions has been that Normandy’s effective interest in AMC has been diluted from 62.6% to 22.8%, and accordingly AMC is no longer controlled by Normandy. Consequently, AMC has been deconsolidated from 23 November 2001. From that date, AMC has been equity accounted in accordance with Accounting Standard AASB 1016, “Accounting for Investments in Associates”. The effect of equity accounting AMC since original acquisition date, including the effect of any change in ownership interests, has been reflected in net profit or directly in reserves (as appropriate). Where this has resulted in a net debit to a reserve an amount has been transferred from retained earnings to offset the debit.

Movements in carrying amount of investment in AMC

A$M
Carrying amount at the beginning of the financial period	—
Original cost of AMC prior to deconsolidation	119.9
Conversion of loan to equity	27.6

147.5

Share of post acquisition losses and reserves	(10.0)
Change in ownership interest of equity and reserves reflected directly in equity	(94.3)
Change in ownership interest in accumulated losses reflected in net profit	54.5

Total impact of initial adoption of equity accounting	(49.8)
Share of net profit after tax since 23 November 2001	0.1

Carrying amount of AMC at end of the financial period	97.8

Prior to completion of the equity raising, Normandy provided financing arrangements to AMC, which confer certain rights to subscribe for new equity in AMC. These rights have been independently valued by Grant Samuel & Associates at between $28 million and $61 million. AMC is required to obtain shareholder approval for the issue of the rights. As at 31 December 2001, the AMC shareholder’s meeting had not been held, and accordingly the rights have not yet been issued to Normandy.

Normandy Mt Leyshon Limited ceased to be a controlled entity effective 21 November 2001 after the consolidated entity’s share of Normandy Mt Leyshon Limited (76.35%) was sold for $8.8 million. Prior to disposal, the operating loss after tax of the entity for the half year ended 31 December 2001 was $1.3 million. The loss on the sale of entity was $1.0 million. Profit from ordinary activities and extraordinary items after tax of Normandy Mt Leyshon Limited for the whole of the previous half year ended 31 December 2000 was $10.9 million.

The shareholding in Societe des Mines d’Ity (51%) was disposed of in December 2001 for $23 million. The operating profit after tax of the entity for the half year ended 31 December 2001 was $1.9 million. Prior to disposal, the profit on sale of the entity was $0.2 million. Profit from ordinary activities and extraordinary items after tax of Societe des Mines d’Ity for the whole of the previous half year ended 31 December 2000 was $6.8 million.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

7.    CONTINGENT LIABILITIES OR ASSETS

(a)	Contingent liabilities that have not changed since 30 June 2001

Guarantees and Indemnities

The consolidated entity has given bank guarantees totalling $56.8 million to banks, mining departments and other public utilities.

Normandy Mining Limited and several of its wholly owned entities have guaranteed a $490 million multi-option, revolving facility provided by a syndicate of banks to Normandy Group Finance Limited, a wholly owned entity of Normandy Mining Limited. At 31 December 2001, the facility was drawn down by $270 million.

Normandy Mining Limited and a number of wholly owned entities have guaranteed the obligations of Normandy Finance Limited pursuant to the issue of US$250 million guaranteed unsecured notes.

Normandy Mining Limited and AMC have jointly and severally agreed to indemnify The Ford Motor Company (“Ford”) in respect of an obligation of AMC to reimburse, in certain circumstances, part or all of the US$30 million investment provided by Ford in the Magmetal Project. As a result of the transactions completed during the year 2000, AMC has indemnified Normandy Mining Limited in respect of liability under this arrangement in two of the four circumstances in which Normandy Mining Limited may be liable to Ford.

Kasese Cobalt Company Limited, a controlled entity, has arranged loan finance agreements for US$50.7 million with a syndicate of banks. Normandy Mining Limited has provided a guarantee over the facility to the syndicate of banks.

Normandy Mining Limited has guaranteed the obligations of Kasese Cobalt Company Limited in relation to a Cobalt Floor Price Support Agreement with Royal Bank of Scotland.

Controlled entities have provided indemnities to third parties relating to the sale of wholly owned entities of Normandy Mining Limited.

Normandy Mining Limited and several of its wholly-owned entities have guaranteed the obligations of a wholly owned entity both to Esso Australia Resources Limited and SG Australia Limited. The guarantee is in relation to the deferred purchase consideration obligations of the wholly owned entity for the purchase of an additional 35 percent interest in the Golden Grove Joint Venture from Esso Australia Resources Limited. The discounted liability of $6.1 million is included in payables in the consolidated statements of financial position.

Normandy Mining Limited has given written confirmation of its present intention to support the operation of certain wholly owned entities which have a net asset deficiency.

In an action brought by ASIC against Yandal Gold Pty Ltd, the Federal Court found the defendants to have committed various breaches of the Corporation Act 2001 and ordered payment by Edensor Nominees Pty Ltd (“Edensor”) to ASIC of $28.5 million for distribution to former Normandy Yandal Operations Limited (“NYO”) shareholders and for all former NYO shareholders to be offered back their shares at $1.50 each. An appeal by Edensor to the full Court of the Federal Court, to which Normandy became a party on the application of ASIC,

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

7.    CONTINGENT LIABILITIES OR ASSETS (CONT.)

was allowed on the basis that the Federal Court lacked jurisdiction to make the order. This decision was appealed to the High Court, which overturned the Full Federal Court decision. The High Court held that the Federal Court did have jurisdiction to hear and determine the matter and make orders under the Corporations Act 2001. The High Court sent the matter back to the Full Federal Court to determine Edensor’s appeal on the merits. Prior to the Federal Court appeal and in order to get a stay in enforcement of the original judgement, Normandy paid $28.5 million into Court and Edensor agreed to bear half this amount if it was paid out of Court to former NYO shareholders. Following the High Court appeal, the amount paid into Court was recovered and replaced by a bank guarantee.

During the year Normandy Mining Limited provided a $90.0 million contingent equity commitment under which AMC may call upon Normandy Mining Limited to subscribe for AMC shares in the event that the Stanwell Magnesium Project does not achieve certain specified production and operating criteria by no later than September 2006.

Disputes

A dispute exists between Thiess Contractors Pty Ltd (“Thiess”) and Normandy Golden Grove Operations Pty Ltd (“NGGO”), a wholly owned entity, in respect of a claim for additional and unexpected costs arising from the development of the Gossan Hill Project decline. Conciliation procedures have failed to resolve the dispute. Thiess claimed approximately $11 million in damages. NGGO has made a counterclaim of $0.9 million and made an offer of $2.1 million. Litigation in the Supreme Court of Western Australia is proceeding.

Disputes exist between a controlled entity, Banff Resources Ltd, and a third party in respect of a claim for part-ownership in the Kilembe mine. The third party has lodged a claim for specific performance and damages with courts in Uganda and Canada. The disputes are currently awaiting hearing and the controlled entity intends to defend the action.

Orica Australia Limited has commenced proceedings against a former controlled entity Normandy Industrial Minerals Limited (“NIML”), in respect of the supply of sand used in the manufacture of paints. A controlled entity has indemnified the purchaser of NIML in respect of this claim.

Disputes exist between a controlled entity and contractors in respect of the Kasese Cobalt project. Claims have been lodged by contractors for additional payment in respect of extensions of time and additional costs. Claims have either been settled, or are subject to arbitrary proceeding, or are being evaluated.

Other

Normandy Mining Limited provided a guarantee to the Commonwealth Bank of Australia relating to the sale for an amount of $5 million, amortising to nil over a period of 10 years from 1999.

Normandy Mining Limited has agreed to make an additional payment of US$8 million to Inmet Mining Corporation, in relation to the purchase of its interest in Autin Investments B.V., contingent upon certain conditions relating to construction of mine facilities at Perama Hill being met. Normandy Mining Limited has

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

7.    CONTINGENT LIABILITIES OR ASSETS (CONT.)

agreed to make an additional payment of US$3.6 million to Inmet Mining Corporation in relation to the purchase of its interest in Autin Investments BV, contingent upon certain conditions relating to production at the Ovacik Mine, being met.

A wholly owned entity has agreed to purchase all the shares in Normandy Anglo Pte Ltd and Normandy Anglo Asia Pty Ltd from Amcorp Exploration (South-East Asia) Limited (Amcorp) under the following terms and conditions, US$1.5 million paid upon the completion of a Bankable Feasibility Study, US$2.5 million paid upon the commencement of commercial production in a designated area, US$2.50 per ounce for the first 200,000 ounces sold by Normandy and thereafter US$5.00 for every ounce sold by Normandy after the initial 200,000 ounces. Normandy Mining Limited has also contracted to make payments for exploration based on the production and exploration results of a controlled entity.

(b)	Contingent liabilities existing at 31 December 2001 that have changed since 30 June 2001

Normandy Mining Limited and several of its wholly owned entities have provided guarantees over a fully drawn financing facility provided by an Australian bank to Australian Magnesium Corporation Limited (AMC) totalling $72 million. This facility was used by AMC in part to repay a fully drawn $38.6M bank facility and reduce foreign currency hedging obligations provided by a syndicate of banks.

Wholly owned entities continue to provide guarantees over the treasury obligations of other wholly owned entities. As at 31 December 2001 the marked to market deferred losses in respect of these obligations decreased to $419 million as compared to $510 million at 30 June 2001.

(c)	The following contingent liabilities have arisen since 30 June 2001

A wholly owned entity of Normandy Mining Limited has agreed to subscribe for $100 million of shares in AMC between 31 October 2002 and 31 January 2003. Normandy Mining Limited has guaranteed the performance of the obligation by the wholly owned entity. As at December 2001, the AMC shareholders had not yet approved the future issuance of shares by AMC.

Under certain predetermined circumstances, Normandy Mining Limited has agreed to pay $38.3 million to NMC as a compensating amount in relation to costs, expenses and damages incurred by NMC in respect of its takeover offer for the company. Normandy Mining Limited has also indemnified the ANZ Banking Group (ANZ) in respect of a bank guarantee issued by the ANZ to NMC to secure this arrangement.

A controlled entity of Normandy Mining Limited has indemnified various banks in respect of guarantees and letters of credit given for satisfactory contractual performance in relation to exploration and mining tenements. Total indemnities given at 31 December 2001 are NZ$8,035,740 and A$438,000. The majority relates to environmental bonding requirements for the Martha Mine Expansion.

During the half year ended 31 December 2001, the Normandy Group engaged advisors to provide advice in relation to the takeover bid by AngloGold and any third party offer. The terms of engagement include fees that would become payable in the event that more than 50% of Normandy is acquired under a higher AngloGold or third party offer. Since the Newmont Mining Corporation (NMC) offer was successful on 15 February 2002 as discussed in Note 9, the fees payable to advisors are estimated at $22 million.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

7.    CONTINGENT LIABILITIES OR ASSETS (CONT.)

A former Chairman and Chief Executive Officer of a controlled entity has made a claim in excess of $1.9 million against that controlled entity under an employment contract. The controlled entity rejects the claim and awaits the delivery by the claimant of points of claim, under the arbitration process. The amount to which the directors believe is payable by the controlled entity has been provided for in the Consolidated Financial Statements.

8.    RECONCILIATION TO US GAAP

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (“A-GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The following is a summary of the significant adjustments to net profit/(loss) attributable to members of the parent entity and total equity required when reconciling such amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between A-GAAP and US GAAP

Subsequent to the issuance of the consolidated entity’s consolidated financial statements for the half year ended 31 December 2001, management determined that an error had been made in the reconciliation to US GAAP for the half year ended 31 December 2001. As a result, the reconciliation to US GAAP and related narrative have been restated. This Note reflects the restated reconciliation amount and narratives. Note 10 includes discussion and quantification of the restatement.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

Reconciliation of net profit/(loss)

		Consolidated
for the half year ended 31 December		2001 A$M	2000 A$M
		(As Restated, See Note 10)
Net profit attributable to members of the parent entity in accordance with A-GAAP		83.5	62.6
US GAAP adjustments :
Foreign currency translation reserve	(a)	—	(2.2)
Gold bullion	(b)	(4.4)	(0.8)
Business interruption insurance claims	(c)	(0.3)	(6.3)
Derivative financial instruments and hedging activities	(d)	60.3	(55.5)
Deferred income taxes	(e)	(6.3)	(3.1)
Investments in associated entities and joint ventures	(f)	(1.0)	—
Impairment of investments	(g)	(9.3)	(9.3)
Investments in listed shares	(h)	1.9	0.9
Exploration and evaluation expenditure	(i)	(2.9)	(0.1)
Pilot plant	(j)	—	(23.9)
Impairment of development properties and property, plant and equipment	(k)	(4.9)	(0.3)
Provision for mine completion costs	(l)	(3.3)	—
Provision for redundancy and restructuring	(m)	6.7	(2.4)
Share-based compensation costs	(n)	(8.7)	—
Capitalisation of borrowing costs	(o)	1.9	1.2
Merger of Group entities	(p)	(36.3)	(36.0)
Outside equity interests	(s)	(11.3)	12.9
Amortisation of mine properties	(t)	(18.2)	—
Asset sales	(u)	(7.3)	—
Deconsolidation of Australian Magnesium Corporation	(v)	(54.5)	—
Other	(w)	2.5	1.0
Deferred tax effect of US GAAP adjustments		(7.6)	27.6

Net (loss) attributable to members of the parent entity in accordance with US GAAP before cumulative effect of changes in accounting principle		(19.5)	(33.7)
SFAS 133 transition adjustment relating to implementation of Issue C-11, net of tax	(d)	(130.4)	—

Net (loss) attributable to members of the parent entity in accordance with US GAAP		(149.9)	(33.7)

Earnings per share in accordance with US GAAP	(y)
Basic and diluted (in cents)		—	(1.9)
Cumulative effect of changes in accounting principles per share, basic and diluted		(6.7)	—
Weighted average shares —basic and diluted (in millions)		2,232.2	1,758.5

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

Reconciliation of shareholders’ equity

		Consolidated
for the half year ended 31 December		2001 A$M	2000 A$M
		(As Restated, See Note 10)
Total equity in accordance with A-GAAP		1,278.6	1,124.6
US GAAP adjustments:
Gold bullion	(b)	(12.0)	(9.2)
Business interruption insurance claims	(c)	(10.5)	(7.7)
Derivative financial instruments and hedging activities	(d)	(570.8)	(292.4)
Deferred income taxes	(e)	5.7	19.1
Investments in associated entities and joint ventures	(f)	(100.2)	(99.2)
Impairment of investments	(g)	85.2	103.8
Investments in listed shares	(h)	1.7	(11.5)
Exploration and evaluation expenditure	(i)	(53.5)	(50.6)
Pilot plant	(j)	(25.2)	(23.9)
Impairment of development properties and property, plant and equipment	(k)	30.7	17.0
Provision for mine completion costs	(l)	10.7	—
Provision for redundancy and restructuring	(m)	12.7	2.0
Capitalisation of borrowing costs	(o)	22.7	19.6
Merger of Group entities	(p)	273.4	344.9
Employee Share Investment Plan loans	(q)	(1.7)	(1.7)
Dividends	(r)	—	44.1
Outside equity interests	(s)	(63.0)	(138.6)
Amortisation of mine properties	(t)	(18.2)	—
Asset sales	(u)	(7.3)	—
Deconsolidation of Australian Magnesium Corporation	(v)	47.1	—
Other	(w)	(4.2)	(7.8)
Deferred tax effect of US GAAP adjustments		28.5	3.6

Total equity in accordance with US GAAP		930.4	1,036.1

Rollforward analysis of shareholders’ equity under US GAAP

		Consolidated
for the half year ended 31 December		2001 A$M	2000 A$M
		(As Restated, See Note 10)
Balance in accordance with US GAAP, beginning of year		1,033.2	1,297.2
Employee Share Investment Plan issue		8.7	—
Dividend Reinvestment Plan issue		—	8.6
Share-based compensation costs	(n)	8.7	—
Declaration of dividends	(s)	—	(56.6)
Net repayment of Employee Share Investment Plan loans	(r)	(0.3)	0.6
Change in foreign currency translation reserve, net of tax		1.6	40.9
SFAS 133 transition adjustment, net of tax	(d)	—	(231.9)
Transfer out of other comprehensive income for cash flow hedges at transition, net of tax	(d)	15.4	0.8
Change in net unrealised holding gain on available-for-sale securities, net of tax	(h)	(12.2)	3.0
Outside equity interests	(s)	—	7.2
Deconsolidation of Australian Magnesium Corporation	(v)	25.2	—
Net profit/(loss) in accordance with US GAAP		(149.9)	(33.7)

Balance in accordance with US GAAP, end of year		930.4	1,036.1

Normandy Mining Limited

Notes

to the consolidated financial statements

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

a.    Foreign currency translation reserve

Under A-GAAP, the foreign currency translation reserve is not adjusted upon disposal of a foreign controlled entity. Under US GAAP, the foreign currency translation reserve attributable to the disposed entity is recognised as part of the gain or loss resulting from the disposal.

b.    Gold bullion

Revenue recognition

Under A-GAAP, gold bullion is recorded as a sale in the period during which it is shipped from the mine, provided it is either sold or delivered to a gold refinery within the normal time span. For US GAAP purposes, revenue from sales of gold bullion is recognised under Staff Accounting Bulletin (“SAB”) No. 101: Revenue Recognition in Financial Statements when delivery of third-party refined gold to the customer has occurred, the pricing is either fixed or determinable and collectibility is reasonably assured. As a consequence, revenue recognised under A-GAAP relating to gold bullion which has been shipped from the mine and either sold or delivered to a gold refinery within the normal time span but does not qualify as a sale under US GAAP is reversed at period end. As part of this reversal, the related gold bullion is revalued at cost and put back into inventory for US GAAP purposes.

Valuation

Under A-GAAP, gold bullion on hand is valued at contract rates for those hedges it is expected to be delivered into. Under US GAAP, gold bullion on hand is valued at cost.

c.    Business interruption insurance claims

Insurance claim proceeds

During the half years ended 31 December 2001 and 2000, the consolidated entity recognised expected insurance proceeds associated with business interruption claims. This is acceptable under A-GAAP where there is a virtual certainty of recovery from the insurers. Under US GAAP, the recognition of business interruption insurance proceeds is appropriate only when the insurance proceeds are received or a non-refundable amount has been acknowledged in writing by the insurers.

Capitalisation of costs

Under A-GAAP, the consolidated entity capitalised costs incurred during the half year ended 31 December 2000 to restore underground mine access after a failure of a stope barricade on 26 June 2000. The costs were capitalised as they were expected to be recovered by the proceeds from the business interruption claims notified with its insurers. As such costs relate to repairs rather than capital improvements, the costs are expensed as incurred under US GAAP.

d.    Derivative financial instruments and hedging activities

Derivative financial instruments are used to manage risk and are not traded. Under A-GAAP, gains and losses on derivatives designated as hedges are not recognised in the financial statements until the hedged transaction occurs.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

Transition adjustment on adoption of SFAS 133

For US GAAP purposes, the consolidated entity adopted Statement of Financial Accounting Standards (“SFAS”) No. 133: Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137: Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138: Accounting for Certain Derivative Instruments and Certain Hedging Activities and related interpretations (collectively referred to as “SFAS 133”) effective 1 July 2000. SFAS 133 requires derivatives to be recorded at their fair value as either an asset or liability in the consolidated statements of financial position. Gains and losses on derivatives, which qualify as cash flow hedges, are accumulated in equity as other comprehensive income and are recognized in earnings when the hedged transaction occurs. Gains and losses on non-qualifying derivatives are recorded in earnings immediately as are the gains and losses on fair value hedges and their hedged items.

On transition to SFAS 133, a loss of $231.9 million after tax ($238.9 million before tax) has been recognised in other comprehensive income in respect of the fair value of qualifying cash flow-type hedges held on 1 July 2000, and a loss of $49.3 million after tax ($52.6 million before tax) has been recognised in the US GAAP earnings for the half year ended 31 December 2000 in respect of the fair value of non-qualifying cash flow type hedges held on 1 July 2000. As at 1 July 2000, assets have increased by $27.5 million and liabilities by $308.7 million reflecting the fair values of derivatives qualifying as fair value-type and cash flow-type hedges on transition.

Hedging activities

As the Company has not completed the required documentation, designation and effectiveness assessments required under SFAS 133 for derivatives used in hedging activities all derivatives are recorded at fair value with changes in fair value recorded in earnings. For the half year ended 31 December 2001, a net gain of $60.3 million before tax plus a C-11 net loss adjustment described below of $162.9 million before tax, resulting in a total net loss of $102.6 million before tax (31 December 2000 a net loss of $2.9 million before tax, plus an opening transition adjustment of $52.6 million before tax, resulting in a total net loss of $55.5 million before tax) has been recognised in US GAAP earnings. The net loss recognised in US GAAP earnings reflecting the total movement in fair value of non-qualifying derivative instruments of $115.0 million (31 December 2000 $47.8 million), a reclassification of the transition adjustment to other comprehensive income of $26.5 million (31 December 2000 from other comprehensive income of $2.0 million) to match hedged transactions affecting earnings in the current half year and an unrealized foreign exchange gain of $38.9 million (31 December 2000 unrealised foreign exchange loss of $48.6 million) in respect of the US dollar debt as described below.

The consolidated entity does not recognise unrealised foreign exchange gains and losses on the unhedged US dollar debt of a controlled entity in the A-GAAP accounts on the basis that it hedges future US dollar denominated sales; however US GAAP does not permit this treatment and requires the unrealised foreign exchange gains and losses on the US dollar debt to be recognised in the calculation of net profit/(loss).

As indicated above, the consolidated entity adopted SFAS 133 on 1 July 2000. At that time, forward sales contracts used to sell the consolidated entity’s production in the ordinary course of business were determined to qualify for the normal purchases and normal sales exemption under SFAS 133. Following the release of SFAS 133 Implementation Issue No. C-11; Scope Exceptions: Interpretation of Clearly and Closely Related in

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

Contracts that Qualify for the Normal Purchases and Normal Sales Exemption in March 2001, such contracts no longer qualified for the exemption, due to the existence of gold lease rate indexes in the contracts. As a consequence, the contracts were required to be recognised on the balance sheet at their fair market value as of 1 July 2001, and a loss of $130.4 million after tax ($162.9 million before tax) was recorded.

e.    Deferred income taxes

Temporary differences

Under A-GAAP, timing differences are recorded in the balance sheet as deferred tax assets and liabilities using the liability method of tax effect accounting. Future income tax benefits relating to carry forward tax losses are not recorded as an asset unless the benefit is “virtually certain” of being realised. Realisation of benefits relating to other timing differences must be “beyond reasonable doubt” before they may be booked. Under US GAAP, income taxes are accounted for under the asset and liability method of accounting. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to all differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Valuation allowances are established when it is “more likely than not” that some or all of the deferred tax assets will not be realised.

Purchase business combinations

In connection with a purchase business combination, US GAAP requires deferred taxes to be provided for the tax effects of differences between the fair values and the tax bases of identifiable assets acquired and liabilities assumed. Deferred taxes are only provided on goodwill when the amortisation of goodwill is deductible for tax purposes in the respective tax jurisdiction. A-GAAP does not require the recognition of deferred taxes arising from fair value adjustments attributable to a purchase business combination.

Unremitted earnings of subsidiaries

Under A-GAAP, deferred taxes are provided on unremitted earnings of subsidiaries when it is known that the funds will be remitted to the parent (other than through a tax-free liquidation). Under US GAAP, there is a presumption that all undistributed earnings will be distributed to the parent by its subsidiaries. This presumption can be overcome if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation. Unless the presumption is overcome, US GAAP requires the recognition of a deferred tax liability on the unremitted earnings. For foreign subsidiaries, US GAAP also requires deferred taxes to be provided on the related foreign currency translation reserve. Under A-GAAP, there is no such requirement to provide deferred taxes on the related foreign currency translation reserve.

f.    Investments in associated entities and joint ventures

In accordance with the equity method and proportionate consolidation method of accounting, the consolidated entity records its relative share of net profits or losses reported by the associated companies and joint ventures for the periods subsequent to acquisition. Accordingly, this adjustment includes the consolidated entity’s proportionate share of A-GAAP to US GAAP adjustments to the net profit/(loss) of associated companies and joint ventures.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

g.    Impairment of investments

Impairment of investment in associated entity

Under the equity method of accounting, investments in associated entities are recorded at acquisition cost and adjusted for the consolidated entity’s proportionate share of net profits or losses reported by the investee, dividends received from the investee and amortisation of the difference in the underlying equity in net assets of the investee and the cost of the investment (collectively referred to as the “adjusted cost”). Under A-GAAP, investments in associated entities are valued at the lower of adjusted cost or recoverable amount. Each reporting period, the carrying value is assessed. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the investment are less than the carrying value of the investment.

Under US GAAP, investments in associated entities are valued at adjusted cost less other than temporary write-downs. At each reporting date, the carrying value is assessed and a write-down is made to the fair value based on quoted market prices (if available) when evidence indicates that the decline in value for a period of six to nine months or more is other than temporary.

Reversal of impairment of investment in associated entity

Under A-GAAP, the consolidated entity reversed an impairment charge during the half year ended 31 December 2001 related to a prior period write-down of an investment in an associated entity (such write-down was not taken under US GAAP in the prior period as the impairment was not deemed other than temporary). Reversals of impairments are not allowed under US GAAP.

Impairment of investment in mining tenements

Under A-GAAP, the consolidated entity’s investment in mining tenements, subject to bi-annual impairment review, was written down during the year ended 30 June 1994 because the discounted future cash flows were less than carrying value. Under US GAAP, the investment is accounted for as a fixed asset and amortised on a units of production basis over the useful life of the asset. The impairment was not taken under US GAAP during the year ended 30 June 1994 as the undiscounted cash flows were greater than the carrying value of the asset. For US GAAP purposes, the consolidated entity continues to amortise the mining tenements and assesses impairment when events or circumstances indicate that the carrying amount of the asset may not be recoverable.

h.    Investments in listed shares

Under A-GAAP, the listed shares are valued at the lower of cost or recoverable amount. Each reporting period, the recoverable amount is assessed. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the investment are less than the carrying amount of the listed shares.

Under US GAAP, the listed shares are classified as available-for-sale and reported at fair value based on quoted market prices with unrealised gains and losses excluded from earnings and reported, net of tax, in accumulated other comprehensive income until realised. Declines in market value for a period of six to nine months or more judged to be other than temporary are recognised in earnings.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

i.     Exploration and evaluation expenditure

Under A-GAAP, the consolidated entity allows exploration and evaluation expenditure to be accumulated for each area of interest and recorded as an asset (subject to a recoverable amount test) if either: (i) it is expected to be recouped through successful development of and production from the area, or by its sale; or (ii) significant exploration or evaluation of the area is continuing. For areas of interest which are not considered to have any commercial value, or where exploration rights are no longer current, the capitalised amounts are written off against earnings.

Under US GAAP, exploration and evaluation expenditure (including the cost of feasibility studies) is expensed as incurred for an area of interest until commercial feasibility is established in compliance with Securities Act Industry Guide 7. After an area of interest has been assessed as commercially feasible, expenditures specific to that area of interest for further development are capitalised.

j.     Pilot plant

Prior to the half year ended 31 December 2001, the controlled entity AMC capitalised costs under A-GAAP which were associated with the construction, commissioning and maintenance of a pilot plant. The ongoing operation of the pilot plant is not for commercial production but rather to facilitate continued research and development. The capitalised costs associated with the pilot plant will be amortised upon the commencement of commercial production from the full-scale plant. Under US GAAP, costs associated with the design, construction and operation of a pilot plant that is not of a scale economically feasible to the enterprise for commercial production are considered research and development and expensed as incurred.

In July 2001, the pilot plant was completed and proven to be successful. Costs associated with the construction of the full scale plant are being capitalised under both A-GAAP and US GAAP. As such, no further adjustment was made during the half year ended 31 December 2001, as amortisation of the costs of the pilot plant capitalised under A-GAAP has not yet commenced.

k.     Impairment of development properties and property, plant and equipment

Under A-GAAP, the recoverable amount of non-current assets including development properties and property, plant and equipment is assessed each reporting period. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the asset are less than the carrying amount of the asset.

Under US GAAP, long-lived assets and goodwill related to those assets is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of such assets is measured by a comparison of the carrying amount of the asset (as adjusted from A-GAAP to US GAAP) to future undiscounted net cash flows expected to be generated from the assets’ use at the lowest level at which identifiable cash flows are generated. Generally, all assets at a particular mine are used together to generate cash flows. Future cash flows include estimates of recoverable ounces, gold prices (considering historical and current prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering mine plans. When the cash flow analysis indicates an asset is impaired, the impairment loss to be recognised is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined by quoted market prices, discounted cash flows or other valuation techniques.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

l.    Provision for mine completion costs

The consolidated entity recognises a provision for estimated mine completion costs (i.e. rehabilitation expenditure, decommissioning and closure costs) using the incremental method on a units of production basis over the life of the mine from the time production commences. Future total mine completion costs are estimated annually on an undiscounted basis taking into account all current environmental and legal requirements. Under A-GAAP, a material change in estimate of the future total mine completion costs is accounted for in the period the change is made. Under US GAAP, a change in estimate of such costs must be accounted for in the period of change and future periods if the change affects both.

m.    Provision for redundancy and restructuring

Rationalization of business activities

Under A-GAAP, the consolidated entity recognised a provision for office closure costs and employee redundancy payments in connection with the intended rationalisation of certain business activities. Under US GAAP, such costs may only be accrued if they are part of a formal restructuring plan, approved by management that specifically identifies the significant actions to be taken to complete the plan activities that will not be continued, the number and job classifications of employees to be terminated, as well as other strict criteria. As all of the criteria for accrual have not been met, payments for restructuring and redundancy are expensed as incurred under US GAAP.

Termination of employment contract

As a result of the takeover bid by NMC and the stated intentions of both NMC and Mr. Robert J Champion de Crespigny, Chairman and Chief Executive Officer of the consolidated entity, management believes it is probable that Mr. Champion de Crespigny’s ten-year employment contract will be terminated. Termination of the contract will result in a $15 million payment, of which $3.75 million has been accrued as of 31 December 2001 (see Note 34 to the 30 June 2001 audited consolidated financial statements). Accordingly, the difference of $11.25 million has been accrued at 31 December 2001 as a takeover cost under A-GAAP.

Under US GAAP, a liability for contractual termination benefits that will be triggered by the consummation of the business combination should be recognized when the business combination is consummated. As such, the $11.25 million accrual has been reversed under US GAAP as the takeover by NMC was not consummated prior to 31 December 2001.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

n.    Share-based compensation costs

Under A-GAAP, no cost is attributed to the value of shares or share options granted to employees under the terms of the ownership-based remuneration schemes as disclosed in Note 36. Under US GAAP, the consolidated entity has elected to account for the issuance of shares and share options granted to employees in accordance with Accounting Principles Board Opinion No. 25: Accounting for Stock Issued to Employees and related interpretations (“APB 25”). The consolidated entity’s ownership-based remuneration schemes are accounted for as follows under APB 25:

Employee Share Investment Plan

The Employee Share Investment Plan is deemed to be non-compensatory under APB 25. As such, no compensation expense is recognised for issuances of shares to employees under the Plan.

Executive Share Incentive Plan

The Executive Share Incentive Plan is considered a variable plan under APB 25 as the exercise price is not known at the date of grant. Rights to share options under the Plan vest over three years provided performance hurdles are met. Under APB 25, estimates of compensation cost, measured as the excess of the quoted market price over the estimated exercise price, are recorded prior to the measurement date when management determines that it is probable that the performance hurdles will be met, and adjusted at each balance sheet date for changes in the quoted market price. On 4 November 2001, all rights to share options under the Plan vested when the Board of Directors informed the Plan participants of the takeover bids by AngloGold and NMC. As such, the total compensation cost of the share options was recognised during the half year ended 31 December 2001, after considering the compensation cost recognised in prior periods, the unforfeited options outstanding and the quoted market price of the shares.

Employee Share Bonus Plan

The Employee Share Bonus Plan is considered a fixed plan under APB 25 as the exercise price and number of shares are known at the date of grant. No compensation cost is recognised under APB 25 as the exercise price of the share options exceeded the market price of the stock at the date of grant of the rights to share options.

o.    Capitalisation of borrowing costs

Prior to 1 July 1998, all borrowing costs were expensed as incurred under A-GAAP. Effective 1 July 1998, A-GAAP requires interest capitalisation on assets constructed for the consolidated entity’s own use when the asset is under construction for a period greater than 12 months. US GAAP requires the capitalisation of interest on assets constructed for the consolidated entity’s own use (from inception of the consolidated entity), regardless of the length of the construction period.

For purposes of US GAAP, additional interest of $2.9 million and $2.2 million was capitalised during the half years ended 31 December 2001 and 2000, respectively. Depreciation of such capitalised interest amounted to $1.0 million and $1.0 million during the respective half years.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

p.    Merger of Group entities

During the year ended 30 June 1996, the parent company merged with two of the listed entities in the Group. The Australian Securities and Investments Commission (“ASIC”) issued a Class Order which exempted the consolidated entity from complying with the A-GAAP requirement to account for the merger as an acquisition by the parent company. This relieved the consolidated entity from having to record the net assets acquired at fair value based on the market price of the shares issued and enabled the merged assets to be kept at their original book value in the A-GAAP financial statements. Under US GAAP, the merger has been accounted for as an acquisition by the parent company of shares held by the minority shareholders of the two controlled entities. As such, the shares acquired are recorded at fair value based on the quoted market price during the period a few days before and after the merger is agreed to and announced. The purchase price is allocated to the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess purchase consideration recorded as goodwill and amortised over a period of the lesser of life of the mine or 15 years. The resulting adjustment from A-GAAP to US GAAP relates to the amortisation of the step-up to fair value offset by prior year impairment write-downs.

q.    Employee Share Investment Plan loans

Under A-GAAP, non-recourse loans granted in respect of shares issued to employees under the Employee Share Investment Plan are classified as non-current receivables. Under US GAAP, such loans are classified as a reduction in shareholders’ equity.

r.    Dividends

Under A-GAAP, dividends declared after the balance sheet date and before the issuance of the financial statements are recognized as a provision in those financial statements. Under US GAAP, a provision for dividends is only recognised if the dividends are formally declared by the Board of Directors prior to the balance sheet date.

s.    Outside equity interests

Balance sheet classification

Under A-GAAP, outside equity interests in controlled entities are classified as a component of shareholders’ equity. Under US GAAP, the outside equity interests (also referred to as “minority interests”) are classified between liabilities and shareholders’ equity in the consolidated balance sheets.

US GAAP adjustments

Certain of the A-GAAP to US GAAP adjustments relate to subsidiaries in which there exists an outside equity interest. Such adjustments are attributed to the outside equity interests accordingly.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

t.    Amortisation of mine properties

Under A-GAAP, the consolidated entity adopted the concept of Future Reserve Potential as the basis for determining the units of production method of amortisation for a number of operations with effect from 1 July 2001 as discussed in Note 2 above. Under US GAAP, the SEC does not recognise additional ore resources beyond the proved and probable categories of reserves which must be used as the amortisation base under the units of production method of amortisation.

u.    Asset sales

Under A-GAAP, the consolidated entity recognised the financial effect of the sale of its 51% controlling interest in the Ity gold mine in Cote D’Ivoire and the sale of its Tasiast exploration project in Africa during the half year ended 31 December 2001. Both sales were agreed with the respective purchasers before 31 December 2001 based on signed Heads of Agreement. Under US GAAP, the financial effect of the sales cannot be recorded until title to the assets has passed which did not occur until February 2002 when actual settlement took place under the Sale Agreement. Accordingly, the financial effect of the sales has been reversed under US GAAP during the half year ended 31 December 2001.

v.     Deconsolidation of Australian Magnesium Corporation

As disclosed in Note 6, AMC successfully completed an equity raising on 23 November 2001 which had the effect of diluting the consolidated entity’s effective interest in AMC from 62.6% to 22.8%. As a result of the transaction, the consolidated entity lost control of, but continued to have significant influence over, AMC. Consequently, AMC has been deconsolidated and accounted for under the equity method of accounting from 23 November 2001.

Under A-GAAP, the consolidated entity recorded the effect of the change in ownership interest in AMC in net profit and reserves, as appropriate (see Note 6). Under US GAAP, the consolidated entity may make a one-time choice between recognizing the impact of certain issuance by a subsidiary either in the income statement or as a capital transaction in accordance with SAB No. 51: Accounting for Sales of Stock by a Subsidiary (“SAB 51”). However, SAB 51 precludes income recognition where there is uncertainty about the future existence of the controlled entity. For this reason, the consolidated entity recognised the effect of the change in ownership interest in AMC in equity for US GAAP purposes. There was a difference in the amount of the deconsolidation result under A-GAAP and US GAAP due to certain GAAP adjustments specifically attributable to AMC, including the pilot plant adjustment in paragraph (j) above and a portion of the derivatives adjustment in note (d) above.

Under A-GAAP, the carrying amount of the investment in AMC was adjusted to the amount that would have been determined in accordance with the equity method of accounting had AMC been an associate since the original acquisition date. Under US GAAP, a change in accounting from the consolidation method to the equity method is accounted for prospectively from the date of change.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

w.    Other

Other adjustments required when considering the significant differences between A-GAAP and US GAAP include:

Infrastructure bond premium

During the year ended 30 June 1996, the consolidated entity entered into a series of contemporaneous transactions whereby infrastructure bonds were issued and sold, resulting in the realisation of a premium under A-GAAP as the debt was considered to be extinguished. The conditions necessary for extinguishment of debt under US GAAP are more stringent than A-GAAP. Accordingly, the transaction was not considered an extinguishment of debt under US GAAP as the consolidated entity was not legally released from the debt. Under US GAAP, the premium attributable to the issue and subsequent sale of the bonds is amortised over the life of the bonds using the straight-line method, which did not differ materially from the effective interest method.

Deferred financing costs

Under A-GAAP, the ancillary costs incurred in connection with the arrangement of borrowings is deferred and amortised on a straight-line basis over the period of the borrowing. US GAAP requires the use of the effective interest method to amortise such costs, except if the results of an alternative method, such as the straight-line method, does not differ materially from the results obtained from using the effective interest method. As the impact of the difference in using the straight-line method versus the effective interest method is de minimis, no adjustment has been recognized for this difference in accounting.

x.    Earnings per share

Under US GAAP, basic EPS is computed in the same way as A-GAAP by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted EPS under US GAAP and A-GAAP is similar to basic EPS, except that it assumes the potentially dilutive securities were converted to shares as of the beginning of the year.

For all years presented, the potentially dilutive securities, such as the share options and convertible bonds, are excluded from the computation of diluted EPS because the effect is antidilutive. As such, diluted EPS is equivalent to basic EPS for the half years ended 31 December 2001 and 2000.

y.    Consolidated statements of cash flows

The presentation of the consolidated statements of cash flows in accordance with A-GAAP differs from that required in accordance with SFAS No. 95: Statement of Cash Flows (“SFAS 95”) under US GAAP as follows:

•	Under A-GAAP, gold bullion is classified as a component of cash. Under US GAAP, gold bullion is classified as a component of inventory. Accordingly, the net change in gold bullion is disclosed as a component of cash flows from operating activities for US GAAP purposes.

•	Under A-GAAP, outstanding bank overdrafts are netted against cash. Under US GAAP, the net change in bank overdrafts is disclosed as a component of cash flows from financing activities.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

•	Under A-GAAP, cash held in security in respect of a project loan facility is classified as a component of cash. Under US GAAP, deposits and refunds of cash held in security are presented on a gross basis in cash flows from financing activities.

Following is a reconciliation of the consolidated statements of cash flows had the statements been prepared using the presentation requirements of SFAS 95 (A-GAAP measurement principles have been adopted):

	Consolidated
for the half year ended 31 December	2001 A$M	2000 A$M
Net cash inflow from operating activities, as reported	156.1	93.7
(Increase)/decrease in inventories	(8.0)	4.9

Net cash inflow from operating activities, as adjusted	148.1	98.6

Net cash inflow/(outflow) from investing activities, as reported	(190.1)	2.8

Net cash inflow/(outflow) from financing activities, as reported	47.9	(88.9)

Net increase in cash, as adjusted	5.9	12.5

Cash at beginning of financial year, as reported	344.8	245.4
Less: Gold bullion	(39.6)	(23.3)

Cash at beginning of financial year, as adjusted	305.2	222.1

Effect of changes in exchange rates on cash, as adjusted	(0.6)	4.2

Cash at end of financial year, as reported	358.1	257.2
Less: Gold bullion	(47.6)	(18.4)

Cash at end of financial year, as adjusted	310.5	238.8

z.    Other classification differences

Consolidated balance sheets

Under A-GAAP, gold bullion on hand is classified as a component of cash. Under US GAAP, gold bullion on hand is classified as a component of inventory as it is sold in the ordinary course of business.

Under A-GAAP, all deferred tax balances are classified as non-current. Under US GAAP, deferred tax assets and liabilities are classified as current or non-current based on the classification of assets and liabilities to which timing differences relate, or anticipated timing of reversal if they are not associated with any balance sheet items.

Under A-GAAP, advances and loans made to associated entities are classified as receivables. Under US GAAP, such advances and loans made to associated entities are classified in the “investments accounted for using the equity method” account.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

8.    RECONCILIATION TO US GAAP (CONT.)

Consolidated statements of financial performance

Under A-GAAP, the proceeds on sale of investments are reported as revenue from non-operating activities and the book value of investments sold is reported as an expense. Under US GAAP, only the net gain/(loss) on sale of investments is reported in non-operating income/(expense).

Under A-GAAP, the proceeds on sale of property, plant and equipment are reported as revenue from non-operating activities and the book value of assets sold is reported as an expense. Under US GAAP, only the net gain/(loss) on the sale of property, plant and equipment is reported in operating income/(expense).

Under A-GAAP, borrowing costs (less amounts capitalised for qualifying assets) are reported as a component of profit/(loss) from ordinary activities. Under US GAAP, borrowing costs (less amounts capitalised for qualifying assets) are reported as a component of non-operating income/(expense).

Under A-GAAP, interest income is reported as other revenue from ordinary activities. Under US GAAP, interest income is reported as a component of non-operating income/(expense).

Under A-GAAP, the share of net profit/(loss) of associates and joint ventures accounted for using the equity method is reported as a component of profit/(loss) from ordinary activities. Under US GAAP, the share of net profit/(loss) of associates and joint ventures accounted for using the equity method is generally reported below non-operating income/(expense) following income tax expense/(benefit).

9.    SUBSEQUENT EVENTS

Acquisition by Newmont Mining Corporation

On 15 February 2002, NMC gained control of the consolidated entity, as it acquired 66% of Normandy Mining Limited shares. This has subsequently been increased to 100%.

Australian Magnesium Corporation (AMC) shareholder’s meeting

On 28 February 2002, the shareholders of AMC approved the financing arrangement as discussed in Notes 6 and 7 above.

ASIC action against Yandal Gold Pty Ltd (refer to Note 7)

On 20 March 2002, the Full Federal Court determined Edensor’s appeal against Edensor although the Court put a 14 day stay on the original orders to allow the parties to make submissions given the lapse of time and changed circumstances. As a result of the judgement, the consolidated entity may be requested to pay half the $28.5 million plus interest on the full amount of about $4.0 million, although the Full Federal Court judgement may yet be further appealed to High Court.

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

10.    RESTATEMENT

Subsequent to the issuance of the consolidated entity’s consolidated financial statements for the half year ended 31 December 2001, management determined that an error had been made in the reconciliation to US GAAP for the half year ended 31 December 2001. As a result, the reconciliation to US GAAP for the half year ended 31 December and related narrative has been restated to reflect the following change:

a.    Impairment of development properties and property, plant and equipment

As at 30 June 2001, the consolidated entity’s impairment of development properties and property, plant and equipment was adjusted to reflect the reversal of an impairment write-down related to its Bronzewing operation. As a result of reviewing the methodology used in the SFAS 121 impairment analysis performed in accordance with US GAAP, which determined that cash flows from derivatives instruments accounted for under SFAS 133 had been incorrectly included in the calculations at certain operations. US GAAP precludes the use of cash flows from derivative instruments accounted for under SFAS 133, since these cash flows are already reflected in the balance sheet. As at 30 June 2001, the impairment analysis was recalculated at these operations assuming a gold price of A$580 (US $300 and the closing Australian/US dollar exchange rate of $0.51 at 30 June 2001). The A$580 per ounce gold price was higher than the average price of the SFAS 133 derivative instruments and as a result, an impairment loss of A $30 million, which had been recorded for the Bronzewing operation under Australian GAAP, was not required under US GAAP. As a result, the depreciation and amortisation of property, plant and equipment for the six months ended 31 December 2001 has been recalculated. Accordingly, the reconciliation has been adjusted for this error.

The effect of the restatement is shown in the tables below:

			Consolidated
for the half year ended 31 December			2001 A$M	Per Share, Basic and Diluted in Cents
Net (loss)/profit, as previously reported under US GAAP			(145.3)	(6.5)
Impact of restatement for:
Impairment of development properties and property, plant and equipment	(a)		(4.6)	(0.2)

Net (loss)/profit, as restated under US GAAP			(149.9)	(6.7)

			Consolidated
for the half year ended 31 December			2001 A$M	Per Share, Basic and Diluted in Cents
Total equity, as previously reported under US GAAP			905.0	40.5
Impact of restatement for:
Impairment of development properties and property, plant and equipment	(a	)	25.4	1.1

Net equity, as restated under US GAAP			930.4	41.6

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

10.    RESTATEMENT (CONT.)

The principal effects of this item on the reconciliation to US GAAP are set forth below:

		Consolidated
for the half year ended 31 December		2001 A$M
		As previously reported	As restated
Net profit attributable to members of the parent entity in accordance with A-GAAP		83.5	83.5
US GAAP adjustments:
Gold bullion		(4.4)	(4.4)
Business interruption insurance claims		(0.3)	(0.3)
Derivative financial instruments and hedging activities		60.3	60.3
Deferred income taxes		(6.3)	(6.3)
Investments in associated entities and joint ventures		(1.0)	(1.0)
Impairment of investments		(9.3)	(9.3)
Investments in listed shares		1.9	1.9
Exploration and evaluation expenditure		(2.9)	(2.9)
Impairment of development properties and property, plant and equipment	(a)	(0.3)	(4.9)
Provision for mine completion costs		(3.3)	(3.3)
Provision for redundancy and restructuring		6.7	6.7
Share-based compensation costs		(8.7)	(8.7)
Capitalisation of borrowing costs		1.9	1.9
Merger of Group entities		(36.3)	(36.3)
Outside equity interests		(11.3)	(11.3)
Amortisation of mine properties		(18.2)	(18.2)
Asset sales		(7.3)	(7.3)
Deconsolidation of Australian Magnesium Corporation		(54.5)	(54.5)
Other		2.5	2.5
Deferred tax effect of US GAAP adjustments		(7.6)	(7.6)

Net (loss) attributable to members of the parent entity in accordance with US GAAP before cumulative effect of changes in accounting principle		(14.9)	(19.5)
SFAS 133 transition adjustment relating to implementation of issue C-11, net of tax		(130.4)	(130.4)

Net (loss) attributable to members of the parent entity in accordance with US GAAP		(145.3)	(149.9)

Normandy Mining Limited

Notes

to the consolidated financial statements (unaudited)

for the half year ended 31 December 2001

10.    RESTATEMENT (CONT.)

		Consolidated
For the half year ended 31 December		2001 A$M
		As previously reported	As restated
Total equity in accordance with A-GAAP		1,278.6	1,278.6
US GAAP adjustments:
Gold bullion		(12.0)	(12.0)
Business interruption insurance claims		(10.5)	(10.5)
Derivative financial instruments and hedging activities		(570.8)	(570.8)
Deferred income taxes		5.7	5.7
Investments in associated entities and joint ventures		(100.2)	(100.2)
Impairment of investments		85.2	85.2
Investments in listed shares		1.7	1.7
Exploration and evaluation expenditure		(53.5)	(53.5)
Pilot plant		(25.2)	(25.2)
Impairment of development properties and property, plant and equipment	(a)	5.3	30.7
Provision for mine completion costs		10.7	10.7
Provision for redundancy and restructuring		12.7	12.7
Capitalisation of borrowing costs		22.7	22.7
Merger of Group entities		273.4	273.4
Employee Share Investment Plan loans		(1.7)	(1.7)
Outside equity interests		(63.0)	(63.0)
Amortisation of mine properties		(18.2)	(18.2)
Asset sales		(7.3)	(7.3)
Deconsolidation of Australian Magnesium Corporation		47.1	47.1
Other		(4.2)	(4.2)
Deferred tax effect of US GAAP adjustments		28.5	28.5

Total equity in accordance with US GAAP		905.0	930.4